Exhibit 10.120

Execution Copy

POOL PARTICIPATION AGREEMENT

BY AND BETWEEN

UNIQUE TANKERS LLC, the Pool Company

AND

GENERAL MARITIME CORPORATION, on behalf of its vessel-owing

subsidiaries, each a Pool Participant

In respect of following vessels:
Genmar Atlas
Genmar Hercules
Genmar Poseidon
Genmar Ulysses
Genmar Victory
Genmar Vision
Genmar Zeus
Genmar Argus
Genmar George T
Genmar Hope
Genmar Horn
Genmar Kara G
Genmar Maniate
Genmar Orion
Genmar Phoenix
Genmar Spartiate
Genmar Spyridon

Dated as of December 3, 2012

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS AND SCHEDULES		1
1.1	DEFINITIONS	1
1.2	EXHIBITS AND SCHEDULES	2

ARTICLE II - ENTRY OF VESSEL INTO THE POOL		2
2.1	TIME CHARTER	2
2.2	ENTRY OF VESSEL INTO THE POOL	2

ARTICLE III - THE POOL COMMITTEE		2
3.1	POOL COMMITTEE	2
3.2	BINDING EFFECT OF POOL COMMITTEE DECISIONS	3

ARTICLE IV - WORKING CAPITAL REQUIREMENTS; SUBSEQUENT CALLS		3

ARTICLE V - EAD, VCUs, AND EAD DISTRIBUTIONS		3
5.1	EAD	3
5.2	VCUs	5
5.3	DISTRIBUTION OF EAD	5
5.4	ADJUSTMENTS OF VCUs	5
5.5	SPECIAL ADJUSTMENTS OF VCU’S	6

ARTICLE VI - ADDITION, SUBSTITUTION AND WITHDRAWAL OF VESSEL		7
6.1	ADDITION OR SUBSTITUTION OF VESSEL	7
6.2	VESSEL WITHDRAWAL BY POOL PARTICIPANT	7
6.3	REQUIRED WITHDRAWAL BY POOL COMMITTEE	7
6.4	TERMINATION UPON WITHDRAWAL	7

ARTICLE VII - AUDITS, RECORDS, REPORTS AND REPORTING		8
7.1	FINANCIAL INFORMATION	8
7.2	ACCESS TO RECORDS AND AUDITS	8

ARTICLE VIII - ARBITRATION		8
8.1	LAW AND JURISDICTION	8

ARTICLE IX - MISCELLANEOUS		9
9.1	NOTICES	9
9.2	PROVISIONS SEVERABLE AND PARAMOUNTCY	10
9.3	SUCCESSORS	10
9.4	NO PARTNERSHIP OR AGENCY	11
9.5	WAIVERS	11
9.6	GENDER AND NUMBER	11
9.7	HEADINGS	11
9.8	ENTIRE AGREEMENT	11
9.9	CONFIDENTIALITY	11
9.10	CONDITION PRECEDENT	12

THIS POOL PARTICIPATION AGREEMENT is entered into as of the 3rd day of December, 2012 by and among (1) UNIQUE TANKERS LLC, a Marshall Islands limited liability company (the “Company”); and (2) General Maritime Corporation, a Marshall Islands corporation, on behalf of its vessel-owing subsidiaries listed on Exhibit 1 hereto (each “Pool Participant”).

RECITALS:

WHEREAS, the Company has been established for the purpose of operating, as charterer, under a time charterer to be entered into with owners or disponent owners of vessels substantially in the form annexed hereto as Schedule B (“Time Charter”), a pool (“Pool”) of tanker vessels (each a “Pool Vessel”);

WHEREAS, the Company will employ the Pool Vessels in the worldwide carriage and/or storage of crude, clean products or fuel oil and traded in such manner as to maximize overall Pool Vessel earnings and minimize Pool Vessel expenses when performing contracts, voyage business or relet timecharters (“Pool Business);

WHEREAS, pursuant to an agency agreement (“Agency Agreement”) entered into with Unipec UK Company Limited (the “Commercial Manager”), the Company, in its capacity as disponent owner of the Pool Vessels under the Time Charters, has appointed the Commercial Manager as the exclusive commercial manager of the Pool Vessels;

WHEREAS, in addition, the Company has appointed General Maritime Management LLC as Pool manager (“Pool Manager”) to oversee and monitor on its behalf the due and proper performance by the Commercial Manager of its duties and obligations under the Agency Agreement and to provide certain administrative, financial and accounting support services in connection with the Pool and the Pool Business;

WHEREAS, each Pool Participant wishes to enter its vessel listed on Exhibit 1 hereto (the “Vessel”) into the Pool and the Company wishes to receive the Vessel into the Pool;

WHEREAS, this Pool Participation Agreement sets forth the terms and conditions upon which the Pool Participant shall enter the Vessel into the Pool and the basis upon which the Vessel shall share and participate in the pooled revenues of the Pool Business and the voyage and other costs thereof;

In consideration of the mutual covenants hereinafter contained, the Parties hereto covenant and agree as follows:

ARTICLE I -

DEFINITIONS AND SCHEDULES

1.1                               DEFINITIONS

Capitalized words or terms within this Agreement shall have the meanings ascribed to them in Schedule “A” attached hereto and shall be applicable to all schedules and other related agreements unless the context of this Agreement or other agreements otherwise require.

1.2                               EXHIBITS AND SCHEDULES

The following schedules are appended to this Agreement and form an integral part as if incorporated herein:

Exhibit 1: Pool Participants and Vessels

Schedule “A”: Definitions

Schedule “B”: Time Charter

Schedule “C”: VCU Allocation Formula

ARTICLE II -

ENTRY OF VESSEL INTO THE POOL

2.1                               TIME CHARTER

Concurrent herewith, the Pool Participant, as owner or disponent owner, and the Company, as charterer, have entered into a Time Charter in respect of the Vessel for an initial minimum term of twelve (12) months commencing the date of delivery of the Vessel thereunder which term shall thereafter be extended on an evergreen basis until the Vessel’s withdrawal from the Pool as provided for herein.

2.2                               ENTRY OF VESSEL INTO THE POOL

The Vessel shall enter the Pool commencing its delivery by the Pool Participant to the Company pursuant to the terms of the Time Charter.

ARTICLE III -

THE POOL COMMITTEE

3.1                               POOL COMMITTEE

A pool committee (“Pool Committee”) of the Company has been appointed and vested with exclusive authority to manage the Pool and the Pool Business.

The Pool Committee consists of three (3) members, with the Pool Manager being entitled to appoint two (2) members and the Commercial Manager, for so long as the Agency Agreement remains in force and effect, being entitled to appoint one (1) member (collectively, “Pool Committee Members”).

The vote or action of a majority of the Pool Committee Members is required for any action or decision of the Pool Committee.

3.2                               BINDING EFFECT OF POOL COMMITTEE DECISIONS

Any decision or action by the Pool Committee required to be taken or provided for herein in respect to the Pool, the Pool Business and/or any rights or obligations of the Pool Participant under this Agreement shall be conclusive and binding upon the Pool Participant.

ARTICLE IV -

WORKING CAPITAL REQUIREMENTS; SUBSEQUENT CALLS

4.1                               The Pool Committee shall determine, from time to time and in its sole and absolute discretion, the working capital required for the operation of the Pool and the Pool Participant agrees to provide its allocable share thereof in the proportion that its VCUs bears to the aggregate number of VCUs allocated to all Pool Participants.

4.2                               Based on the aggregate number of VCU’s allocated to all Pool Participants as of the date hereof, including those initially allocated to the Pool Participant, the Pool Participant’s initial working capital contribution is equal to the documented value of bunkers upon delivery which shall be paid as per the instructions of the Pool Committee on or promptly after the Vessel’s delivery under the Time Charter.

4.3                               Based on the Pool Committee’s determination of required working capital from time to time hereafter, the Pool Committee may, in its sole and absolute discretion, return to the Pool Participant a portion of its working capital contribution or if financial conditions warrant and if the permitted withholding from the Pool Participant’s EAD under Section 5.3 (a) should prove to be insufficient, call for a further working capital contribution from the Pool Participant based on its allocable share of VCUs and in such case, the Pool Participant shall, within ten (10) days from written demand from the Pool Committee for an additional working capital contribution, be paid as per the instructions of the Pool Committee.

4.4                               Within ten (10) days of the effective date of withdrawal of the Vessel from the Pool pursuant to Section 6.2 or Section 6.3, the Company shall repay in full to the Pool Participant all outstanding working capital contribution balances standing in its name.

ARTICLE V -

EAD, VCUs, AND EAD DISTRIBUTIONS

5.1                               EAD

Gross Revenues minus Operating Costs which include, but are not limited to, the below mentioned items:

(a)                                 (i)                                     freight-rebates, commissions and similar compensations of any kind whatsoever.

(ii)                                  fuel for main- and auxiliary-engines, port disbursements, all pilotage, canal helmsmen, lighthouse dues, mooring, unmooring and tug-assistance, consulate expenses (with the exception of consulate dues for signing on respectively signing off the crew), canal, dock, quay, and tonnage-dues, costs for loading, discharging, lashing, unlashing, securing, unsecuring, trimming, stowing, weighing, tallying, also possible fees for stowage attests and hatch surveys, costs for protecting Owners against cargo damages and sea-protests and all other dues and fees and expenses on ship and/or cargo arising by the employment of the ships in the Pool, as for instance, demurrages on barges and trucks, standby for stevedores as far as same have not been caused by negligence and fault of the ship-operator and/or the Owner and/or the Master/officers/crew, ship watchmen (if compulsory and not ordered by a Pool Vessel) ordered from shore, cost of dunnage, mats, tarpaulins etc., which have been incurred for the protection of the cargo (such costs must be proved).

(iii)                               expenses for a possible Supercargo, victualling for pilots, stevedores, agents as well as guests and parties on board as far as such costs are incurred in the interest and for the benefit of the Pool.

(iv)                              extra insurance for breaking I.W.L. trading limits and extra war risk insurance.

(b)                                 Costs for special equipment and stores can only be claimed in the following cases:

(i)                                     hire for special hawsers, ropes and chains, where special port conditions make same necessary for mooring of the Pool Vessel, and only if the material is not on board.

(ii)                                  materials necessary for the separation of cargo in the Pool Vessel’s holds, if necessary, as well as for lashing and fastening and securing of cargo loaded on deck.

(c)                                  Special expenses which may be charged to a Pool Vessel due to her flag/registry and would not be incurred for the majority of the Pool Participants, would have to be borne by such Pool Vessel as far as these costs exceed the normal costs charged against Pool Vessels of the majority of the Pool Participants.

= Net Time Charter Equivalent Revenues

Minus Management Fees Payable to the
Commercial Manager and the Pool Manager

= Earnings Available for Distribution (EAD)

5.2                               VCUs

The Pool Committee allocates to each Pool Participant entering the Pool a number of Vessel Contribution Units (“VCUs”) based on the VCU Allocation Formula set forth in Schedule C. The Pool Committee with the affirmative vote of Pool Participants allocated at least 75% of VCUs shall have the right to modify such Formula provided that any such modified Formula shall apply prospectively only as to all Pool Participants.

Notwithstanding the foregoing, as the Vessels are currently the only Pool Vessels, each Pool Participant is initially allocated 100 VCUs.

It is understood that the Pool Committee will make due adjustment on a pro-rata basis reflecting the actual delivery of the Pool Vessel to the Pool when calculating the VCU for the month in which the Pool Vessel is delivered.

VCUs shall be adjusted in respect of each month on the last day of the month in accordance with the provisions of Sections 5.4 and 5.5 hereof. The Pool Committee shall calculate and distribute to the Pool Participant its EAD in the proportion that its VCUs bear to the aggregate number of VCUs allocated to all Pool Participants. Losses, if any, of the Pool shall be similarly allocated to and borne by the Pool Participant.

5.3                               DISTRIBUTION OF EAD

(a)                                 The Pool Committee shall arrange for the distribution and payment of the available EADs on an estimated basis to the Pool Participant monthly in arrears on the last day of each month (and if such day is not a business day, the next business day). Prior to distribution of EAD, the Pool Committee shall at its discretion determine the adequate working capital required for the subsequent period till next distribution of EAD and the Pool Participant’s allocable share thereof shall be withheld from the Pool Participant’s EAD.

(b)                                 The Pool Committee shall arrange for the Pool Manager to prepare an accounting reconciliation in respect of every four month period (“Reconciliation Period”), no later than ninety (90) days after the end of the relevant Reconciliation Period. The Pool Manager shall, within four (4) business days following preparation of the accounting reconciliation, distribute and pay to each Pool Participant the amounts of money as a result of the accounting reconciliation.

5.4                               ADJUSTMENTS OF VCUs

The VCUs shall be adjusted in accordance with the following provisions:

(a)                                 If during any month, a Pool Vessel is off-hire for a period in excess of three (3) consecutive hours, the VCU allocated to the Pool Vessel in question shall be reduced on a pro rata basis, as follows:

(i)                                     If during any month, a Pool Vessel is off-hire for a period in excess of three (3) consecutive hours, the VCU allocated to the Pool Vessel in question shall be reduced on a pro rata basis, as follows:

Off-hire time as per above during month X 100
Total time during the month

(ii)                                  A Pool Vessel is considered off-hire if not yet delivered and made available to the Pool, or if out of service due to breakdown, repairs etc.

(iii)                               If at any one time during the currency of the Pool, one or more Pool Vessels are improved or downgraded, by installation or de-installation of any equipment or by any special features, and if, as a result of such changes, the VCU allocation formula no longer fairly represents the relative earning capabilities of such Pool Vessels, the Pool Committee shall agree to an appropriate adjustment of the VCUs as among such Pool Vessels and the other Pool Vessels.

(iv)                              If for a sustained period of time, circumstances or assumptions utilised in the VCU allocation formula should change substantially, the Pool Committee with the affirmative vote of Pool Participants allocated at least 75% of VCUs shall have the right to revise VCU calculation and adjust the VCUs allocated to each Pool Vessel.

5.5                               SPECIAL ADJUSTMENTS OF VCU’S

The VCUs shall be adjusted each time that any of the following circumstances occurs:

(a)                                 If a Pool Vessel becomes a total or constructive or compromised total loss, as defined in the policy or policies under which such Pool Vessel is insured, the VCUs allocated to the lost Pool Vessel shall be cancelled upon the occurrence of the incident giving rise to such loss. In the event of a total or constructive or compromised total loss, the Pool Participant suffering the loss shall be entitled to receive the insurance proceeds.

(b)                                 If a Pool Vessel is added or substituted pursuant to Section 6.1 hereof or withdrawn pursuant to Section 6.2 or Section 6.3 hereof, the VCUs allocated to such added, substituted or withdrawn Pool Vessel shall be appropriately adjusted as determined by the Pool Committee based on the VCU Allocation Formula.

ARTICLE VI -

ADDITION, SUBSTITUTION AND WITHDRAWAL OF VESSEL

6.1                               ADDITION OR SUBSTITUTION OF VESSEL

The Pool Participant may not add a vessel into the Pool or substitute a vessel for its Pool Vessel without the consent of the Pool Committee and the appropriate amendment to this Agreement acceptable to the Pool Committee that reflects such vessel addition or substitution, inclusive of the VCU’s to be allocated to such additional or substituted vessel.

6.2                               VESSEL WITHDRAWAL BY POOL PARTICIPANT

(a)                                 If the Pool Participant wishes to withdraw its Vessel from the Pool, it shall give at least three (3) months prior written notice of such intention (the “Withdrawal Notice”) to the Pool Committee, specifying the intended date of withdrawal (the “Designated Date”).

(b)                                 The Pool Committee shall determine within thirty (30) days from receipt of the Withdrawal Notice whether or not, in its reasonable judgment the contractual Pool commitments of the Company as of receipt of the Withdrawal Notice can be satisfied without the addition of any tonnage to the fleet, if the Vessel were to be withdrawn on the Designated Date and, if not, the earliest date as of which (the “Deferred Date”) the Vessel could be withdrawn without loss or additional expense to the Pool. In the event that the written notice from the Pool Committee indicates a Deferred Date, rather than confirmation and acceptance of the Designated Date, the Pool Participant wishing to withdraw shall be obliged to advise the Pool Committee in writing within fifteen (15) days from receipt of the Pool Committee’s response whether or not it wishes to maintain or withdraw its Withdrawal Notice.

(c)                                  In the event that the Vessel is to be released on a Deferred Date, the Pool Committee shall endeavour to cause the release of such Vessel at the earliest opportunity.

6.3                               REQUIRED WITHDRAWAL BY POOL COMMITTEE

Upon not less than six (6) months prior written notice, the Pool Committee shall have the right, in its sole and absolute discretion and with or without cause, to require the Pool Participant to withdrawn its Vessel from the Pool.

6.4                               TERMINATION UPON WITHDRAWAL

Upon withdrawal of the Vessel pursuant to the provisions of this Section, this Agreement shall terminate with respect to the withdrawn Vessel and the Pool Participant as and from the effective date of withdrawal provided, however, such termination shall not in any way affect the rights and obligations of the Pool Participant and its Vessel accruing under this Agreement prior to such effective date of termination.

ARTICLE VII -

AUDITS, RECORDS, REPORTS AND REPORTING

7.1                               FINANCIAL INFORMATION

(a)                                 Not later than sixty (60) days after the end of each Year, the Pool Committee shall cause the Pool Manager to furnish to the Pool Participant an annual report of the business and operations of the Pool during such Year.

Such report shall contain a copy of the annual financial statement of the Pool showing the Pool’s Gross Revenues and Operating Costs and the Pool’s profit or loss for the Year and all allocations thereof to each Pool Participant, and shall otherwise be in such form and have such content as the Pool Committee may require.

(b)                                 The Pool Committee shall cause the Pool Manager to furnish coincidentally with each account reconciliation referred to in Section 5.3 (b) and otherwise from time to time such financial reports as may be requested by the Pool Committee, reflecting in reasonable detail, but in summary form, the results of the operations and the financial situation of the Pool, together with such other information as any Pool Participant may, from time to time, reasonably require.

7.2                               ACCESS TO RECORDS AND AUDITS

The Pool Participant shall have access to all the financial and operational data held by the Pool Manager concerning the Pool, including any data received from the Commercial Manager, and may in this respect at its expense at any time conduct verification and audit on the premises of the Pool Manager.

The above right includes the right to verify the performance of any Pool Vessel of the Pool.

ARTICLE VIII -

ARBITRATION

8.1                               LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of England without regard to conflicts of laws principles.

Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Section 11.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of fifty thousand U.S. Dollars ($50,000) (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

ARTICLE IX -

MISCELLANEOUS

9.1                               NOTICES

Any notice or other information required or permitted to be given by either party hereto under the provisions of this Agreement shall be addressed as follows:

(a)                                 If to the Company to:

Address:	c/o General Maritime Corp.
299 Park Avenue
2nd Floor
New York, NY 10171
Fax No:	+1 212 763 5603
Attention:	Sean Bradley

With a copy to the Commercial Manager

Address:	Lawn House
74 Shepherd’s Bush Green
London W12 8QE
Fax No:	+44 20 8811 8581
Attention:	Matthew Lambert

(b)                                 If to the Pool Participant to:

Address:	General Maritime Corp.
299 Park Avenue
2nd Floor
New York, NY 10171
Fax No:	+1 212 763 5603
Attention:	President

All such notices shall be sent by prepaid courier or by facsimile transmission and shall be written in the English language.

Any communication or notice to be made or delivered by one party to another pursuant to this Agreement shall:

(i)                                     if sent by facsimile transmission, be deemed to have been received if sent between 9.00 am and 5.00 pm (local time in the place to which it is sent) on a working day in that place, when transmission has been completed or, if sent at any other time, at 9.00 am (local time in the place to which it is sent) on the next working day in that place provided in each case that the party sending the facsimile transmission shall have received a transmission receipt; and

(ii)                                  if sent by courier, be deemed to have been delivered three working days (in the place to which it is sent) after being delivered into the custody of a courier in an envelope addressed to it at its address (determined in accordance with this Section 13),

Either party may change its address for notices at any time by written notice to the other party in accordance with this provision.

9.2                               PROVISIONS SEVERABLE AND PARAMOUNTCY

In the event that in any legal proceedings before a competent tribunal, board or commission, in any jurisdiction, it is determined that any section or part thereof or part of this Agreement is invalid or unenforceable, such section or part thereof or part of this Agreement shall be deemed to be severed from the remainder of this Agreement for purposes only of the legal proceedings in question, and this Agreement shall otherwise remain in full force and effect.

In the event of any inconsistency or contradiction between this Agreement and any Schedule, this Agreement shall prevail.

9.3                               SUCCESSORS

This Agreement may not be assigned or transferred by any Party, in whole or in part, without the prior written consent of the other Parties, which consent may be granted or withheld at the sole discretion of each Party.

This Agreement shall be binding upon and ensure to be the benefit of the Parties and their respective successors, executors, administrators and permitted assigns.

9.4                               NO PARTNERSHIP OR AGENCY

The Parties do not intend to be nor shall they be deemed to be treated as a general partnership or limited partnership, nor shall any of them for any purpose be or be deemed or treated in any way whatsoever to be liable or responsible hereunder as partners. Furthermore, no Party shall have any authority or power to act for or to undertake any obligation or responsibility or incur any liability on behalf of any other Party or otherwise, except as may be specifically provided in this Agreement.

9.5                               WAIVERS

Any waiver by any Party of any breach of this Agreement by the other Party, shall only be effective if evidenced by an instrument in writing duly executed by such Party and shall not be construed as a continuing waiver of or consent to any subsequent breach of this Agreement by the other Party.

9.6                               GENDER AND NUMBER

In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender.

9.7                               HEADINGS

Headings used throughout this Agreement are solely for convenience and are not to be used as an aid in the interpretation of this Agreement.

9.8                               ENTIRE AGREEMENT

Each Party acknowledges that it has read this Agreement, understands and agrees to be bound by its terms and further agrees that this Agreement is the complete and exclusive statement of the agreement between the Parties, which supersede and merge all prior understandings concerning this Pool Agreement.

Any sum of money unpaid on its due date shall bear interest at the annual rate of eight percent (8%), compounded quarterly.

9.9                               CONFIDENTIALITY

Each Party at all times shall maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Pool, the disclosure of which may adversely affect the interests of the Parties, except to the extent that disclosure of all or any part thereof is required by law or is expedient and in the best interest of the Pool. Each Party undertakes to utilise such information or data only for the business of the Pool.

9.10                        CONDITION PRECEDENT

This Agreement remains subject to and shall enter into full force and effect upon signing by all Parties.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties hereto have caused their duly authorized representatives to execute and deliver this Agreement effective as of the date first above mentioned.

UNIQUE TANKERS LLC

By:	/s/ John Tavlarios
Name: John Tavlarios
Title: Pool Committee Member

/s/ Sean Bradley
Name: Sean Bradley
Title: Pool Committee Member

/s/
Name: Matthew Lambert
Title: Pool Committee Member

GENERAL MARITIME CORPORATION
on behalf of its vessel-owing subsidiaries listed on Exhibit 1 hereto

By:	/s/ Brian Kerr
Name: BRIAN KERR
Title: DIRECTOR

EXHIBIT 1

POOL PARTICIPANTS AND VESSELS

Pool Participant	Vessel Name

GMR Atlas LLC	Genmar Atlas
GMR Hercules LLC	Genmar Hercules
GMR Poseidon LLC	Genmar Poseidon
GMR Ulysses LLC	Genmar Ulysses
Victory Ltd.	Genmar Victory
Vision Ltd.	Genmar Vision
GMR Zeus Ltd.	Genmar Zeus
GMR Argus LLC	Genmar Argus
GMR George T LLC	Genmar George T
GMR Hope LLC	Genmar Hope
GMR Horn LLC	Genmar Horn
GMR Kara G LLC	Genmar Kara G
GMR Maniate LLC	Genmar Maniate
GMR Orion LLC	Genmar Orion
GMR Phoenix LLC	Genmar Phoenix
GMR Spartiate LLC	Genmar Spartiate
GMR Spyridon LLC	Genmar Spyridon

SCHEDULE “A”- UNIQUE TANKERS POOL PARTICIPATION AGREEMENT

In this Agreement, the following terms shall have the following meanings:

a.                                      “Agency Agreement” has the meaning set forth in the third recital.

b.                                      “Agreement” means this agreement, as amended, modified or supplemented from time to time by written agreements amongst the Parties.

c.                                       “Commercial Manager” has the meaning set forth in the third recital.

d.                                      “Deferred Date” shall have the meaning provided for in Section 6.2(b).

e.                                       “Designated Date” shall have the meaning provided for in Section 6.2(a).

f.                                        “Dollar”, “USD” or “$” means lawful money of the United States of America.

g.                                       “EAD” means Earnings Available for Distribution as calculated in accordance with Section 5.1.

h.                                      “Gross Revenues” mean all revenues generated from the commercial employment of the Vessels which are properly receivable as operating revenues of the Pool in accordance with generally accepted accounting principles, including without limitation, freight revenue, charter hire, deadfreight, demurrage, bonuses and any other freight adjustments, and interest earned on funds of the Pool.

i.                                          “Net Timecharter Equivalent Revenues” mean the Net Timecharter Equivalent revenues calculated in accordance with Section 5.1.

j.                                         “Operating Costs” mean:

(i)                                     all costs and expenses incurred by the Company and properly chargeable as operating expenses of the Pool in accordance with generally accepted accounting principles.

(ii)                                  voyage related costs incurred in the commercial operation and employment of the Pool Vessels, commissions, bunkering charges and port/trade costs.

(iii)                               “Gross Revenues” which are uncollectable (bad debts).

k.                                      “Party” refers to any one of the Company and the Pool Participant and “Parties” refer to them collectively.

1.                                      “Person” means an individual, corporation, limited partnership, general partnership, syndicate, joint venture, association, trust, unincorporated organisation, trustee or other legal representative.

m.                                  “Pool” has the meaning set forth in the first recital.

n.                                      “Pool Business” has the meaning set forth in the second recital.

o.                                      “Pool Committee” has the meaning set forth in Section 3.1.

p.                                      “Pool Committee Members” shall have the meaning set forth in Section 3.1.

q.                                      “Pool Manager” has the meaning set forth in the fourth recital.

r.                                         “Pool Participant” has the meaning set forth in the preamble.

s.                                        “Pool Participant” or “Pool Participants” when used generically shall mean all Persons who have Pool Vessels entered in the Pool.

t.                                         “Pool Vessel” has the meaning set forth in the first recital.

u.                                      “Reconciliation Period” has the meaning set forth in Section 5.3 (b).

v.                                      “Time Charter” has the meaning set forth in the first recital.

w.                                    “VCUs” mean Vessel Contribution Units allocated to each Pool Participant in accordance with Section 5.2.

x.                                      “VCU Valuation Formula” means the formula set forth in Schedule C which contains the business assumptions utilised and the calculations made by the Pool Committee in determining the number of VCUs allocated to each Pool Participant.

y.                                      “Vessel” has the meaning set forth in the fifth recital.